UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2010

GOLDSPRING, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-32429 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)

1200 American Flat Toll Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  775-847-5272

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 21, 2010, GoldSpring, Inc. (the “Company”) entered into an Employment Agreement with Corrado De Gasperis as Chief Executive Officer and President of the Company.  A description of the Employment Agreement is set forth below in Item 5.02.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of a New Officer

On April 21, 2010, the Board of Directors of the Company elected Corrado De Gasperis as Chief Executive Officer and President of the Company, effective immediately.  He is also serving as Principal Financial Officer of the Company.  Mr. De Gasperis succeeds Robert Reseigh, who has served as the Interim Chief Executive Officer since October 6, 2009, and Robert T. Faber who has served as President since September 2004 and Principal Financial Officer since June 2003.  Both Mr. Reseigh and Mr. Faber  will continue in their roles as directors of the Company, and Mr. Faber will assume the role of Chief Accounting Officer of the Company, working directly and facilitating the transition with Mr. De Gasperis.

Mr. De Gasperis, age 44, brings more than 20 years of experience in manufacturing, metals and mining operational and financial management, construction project management, and capital markets to the Company.  Most recently, he served as the Chief Executive Officer of Barzel Industries Inc. (“Barzel”) from its formation in April 2006 to September 2009.  Barzel operated a network of 15 manufacturing, processing and distribution facilities in the United States and Canada that offered a wide range of metal solutions to a variety of industries, from construction and industrial manufacturing to transportation, infrastructure development and mining.  Mr. De Gasperis resigned from Barzel in September 2009, after it reached agreement to sell substantially all of its assets to a Canadian-based steel company in a planned transaction that was consummated as a sale pursuant to Section 363 of the U. S. Bankruptcy Code, following a  multiple entity bidding process with multiple suitors focused on both in-court and out-of-court transactions. From 2001 to 2005, he served as Chief Financial Officer of GrafTech International Ltd., a global manufacturer of industrial graphite and carbon-based materials, in addition to his duties as Vice President and Chief Information Officer, which he assumed in 2000.  He served as Controller of GrafTech from 1998 to 2000.  From 1987 to 1998, Mr. De Gasperis was a certified public accountant with KPMG LLP, an international provider of accounting, tax and other advisory services.  As a Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice, he served clients such as General Electric Company and Union Carbide Corporation.  KPMG announced his admittance, as a Partner, effective July 1, 1998.  He holds a BBA from the Ancell School of Business at Western Connecticut State University, with honors. He is a member of the Prospectors and Developers Association of Canada.

Mr. De Gasperis served as a director of GBS Gold International Inc from August 2005 to March 2009, where he was Chairman of the Audit and Governance Committee and the Compensation Committee and a member of the Nominations Committee and the Advisory Committee. He also served as a director of Barzel from April 2006 to September 2009.

Implementation of Strategic Plan

The Board has approved a strategic plan designed to restructure and recapitalize the Company, accelerate mine development and production, and continue exploration.  The principal features of the plan encompass a recapitalization and balance sheet restructuring (which may include a reverse stock split, a debt-for-equity exchange, a land-for-debt exchange and a new capital raise to fund gold mine operations, exploration and development) and an operational and management restructuring.  The goal of the plan is to deliver stockholder value by commencing commercial mining and processing operations by early 2011, respectively, with annual production rates of 20,000 gold equivalent ounces and by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013. Mr. De Gasperis will lead implementation of the plan and, as described below, key aspects of Mr. De Gasperis’ compensation are contingent on achievement of these goals and key intermediate objectives.  Further detail regarding the strategic plan is set forth in Item 8.01 of this Form 8-K.

Mr. De Gasperis’ Employment Agreement

In connection with his election as Chief Executive Officer and President, on April 21, 2010, the Company entered into an Employment Agreement with Mr. De Gasperis, which provides for his election as an officer and also as a director upon closing of the recapitalization or the capital raise.  Key terms of the Employment Agreement are set forth below:

•
The Employment Agreement expires on April 21, 2014 and will be automatically extended for an additional one year term unless timely notice of termination is previously provided by either party.   If a change in control of the Company occurs and the remaining term of the Employment Agreement is less than three years, then the term of the Employment Agreement will be extended for three years beyond the date upon which such change in control is consummated.

•
The Employment Agreement provides for an annual base salary of $360,000 and Mr. De Gasperis’ participation in any incentive or compensation plan of the Company.  Mr. De Gasperis will be entitled to participate in each medical, pension or other employee benefit plan generally available to employees of the Company.  The Employment Agreement requires the Company to adopt an equity incentive plan providing for the issuance of up to six percent of the fully diluted equity after giving effect to the above referenced strategic plan, and at least 50% of the equity issued is required to be granted to Mr. De Gasperis in the form of restricted stock awards.  The awards to Mr. DeGasperis shall vest as follows: (i) 20% upon validation of qualified resources (at least measured and indicated) and reserves (probable and proven) aggregating to at least 1,000,000 ounces of gold equivalent and the first metal pour from the mining operations; (ii) 20% upon the third month of consecutive mining operations at an annual production rate of 15,000 ounces of gold equivalent; (iii) 20% upon validation of qualified resources (at least measured and indicated) and reserves (probable and proven) aggregating to at least 2,000,000 ounces of gold equivalent and the third month of consecutive mining operations at an annual production rate of 17,500 ounces of gold equivalent; and (iv) the remaining 40% upon validation of qualified resources (at least measured and indicated) and reserves (probable and proven) aggregating to at least 3,250,000 ounces of gold equivalent and the third month of consecutive mining operations at an annual production rate of 20,000 ounces of gold equivalent.  If a change in control of the Company occurs, all shares granted to Mr. DeGasperis vest immediately.

•
The Employment Agreement also requires the Company to adopt a profit sharing plan whereby 10% of net cash profits before principal payments of indebtedness and investments in fixed assets will be set aside for semi-annual payments to employees, no less than 35% of which shall be payable to Mr. De Gasperis.

The Employment Agreement requires Mr. De Gasperis to devote substantially all of his business time to the Company’s affairs, establishes standards of conduct, prohibits competition with the Company during the term thereof and thereafter, affirms rights respecting the ownership and disclosure of confidential information of the Company, provides for the acts and events that would give rise to termination of the Employment Agreement, and provides for compensation upon a termination thereof.A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Resignation of Mr. Golden

James V. Golden, Chief Operating Officer of the Company, has resigned in his capacity as such, effective April 1, 2010.  In connection with his resignation, the Company and Mr. Golden entered into a Resignation and Release Agreement (the “Resignation Agreement”), dated April 21, 2010. Under the terms of the Resignation Agreement, and in consideration for his execution of a general release of claims, the Company will provide Mr. Golden with (i) a lump sum of $37, 500 plus an amount equal to his current base salary (less withholdings and deductions) through December 31, 2010, (ii) medical insurance coverage under the Company’s current medical plan through December 31, 2010, (iii) title to the current vehicle owned by the Company in his possession, (iv) a laptop and printer, (v) the mining rights to a certain property described as the Big Mike Copper Mine and (vi) subject to approval by the Board of Directors of the Company, all vested options to purchase stock of the Company granted to Mr. Golden under the Company’s 2006 Stock Option and Incentive Plan shall remain exercisable until December 31, 2012.

A copy of the Resignation Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 8.01.    Other Information.

As stated in Item 5.02 above, the Company’s Board has approved a strategic plan designed to restructure and recapitalize the Company, accelerate mine development and production, and continue exploration.

The recapitalization and balance sheet restructuring phase of the plan is currently expected to include:

•
a 200:1 reverse stock split, thereby reducing the common shares outstanding to approximately 18.3 million shares and eliminating the Company’s current default under its convertible indebtedness due to lack of sufficient authorized and unissued common shares by making sufficient authorized and unissued shares of Company common stock available to satisfy its obligations;

•	a debt-for-equity exchange with the holders of its convertible indebtedness, thereby eliminating the majority of the Company’s current indebtedness;

•
the issuance of new senior secured convertible indebtedness with less onerous terms than the existing convertible indebtedness in exchange for the rights to two integral parcels of land for exploration and to facilitate operations on the Company’s existing parcels;

•	a restructuring of the Company’s bridge loans, possibly including the issuance of senior equity rights in exchange for additional extensions of credit; and

•	the raising of new capital, possibly in the form of one or more equity transactions.

The Company anticipates completing these recapitalization and balance sheet restructuring transactions by about mid-year 2010.  In connection therewith, the Board has agreed to pursue listing of the common shares on an appropriate securities exchange in due course.  The strategic plan has scheduled the start of mine operations in the latter half of 2010 and the exploration and development drilling intended to validate mine design and increased qualified resources and reserves in the latter half of 2010 through 2013, with two intermediate objectives of 1,000,000 gold equivalent ounces and 2,000,000 of gold equivalent ounces with the long term planned objective of 3,250,000 gold equivalent ounces.  The plan has also scheduled the start of production operations in early 2011, initially from using existing heap leach operating assets, and then scaling to an annual run rate of at least 20,000 gold equivalent ounces.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated as of April 21, 2010, between GoldSpring, Inc. and Corrado De Gasperis.

10.2	Resignation and Release Agreement, dated as of April 21, 2010, between GoldSpring, Inc. and James V. Golden.

99.1	Press release dated April 26, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDSPRING, INC.

Date: April 26, 2010	By:	/s/ William J. Nance
William J. Nance
Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of April 21, 2010, between GoldSpring, Inc. and Corrado De Gasperis.

10.2	Resignation and Release Agreement, dated as of April 21, 2010, between GoldSpring, Inc. and James V. Golden.

99.1	Press release dated April 26, 2010.